UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
PERIMETER SOLUTIONS, SA
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 23, 2024
This supplement (the “Supplement”) relates to the definitive proxy statement of Perimeter Solutions, SA (the “Company”) filed with the Securities and Exchange Commission on April 12, 2024 (the “Proxy Statement”) in connection with the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Maples and Calder (Luxembourg) SARL, 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg at 2:00 p.m., local time, on May 23, 2024.
In 2023, William N. Thorndike, Jr. attended fewer than 75% of the aggregate number of meetings held by the board of directors (the “Board”) and the committee on which Mr. Thorndike served due to temporary health reasons. Mr. Thorndike remains committed to the Company and to the Board and has been a full participant in all 2024 Board meetings and the committee on which Mr. Thorndike currently serves. Mr. Thorndike has been a valuable member of our Board, serving as Co-Chairman of our Board since November 2021 and attending over 75% of the aggregate number of meetings held by the Board and the committee on which Mr. Thorndike served prior to 2023. In discussions with Mr. Thorndike, he has re-affirmed his commitment to attend at least 75% of the aggregate number of meetings held by the Board and the committee on which Mr. Thorndike serves, absent illness or family emergencies. Mr. Thorndike’s extensive investment and financial expertise was instrumental in our business combination with EverArc Holdings Limited in 2021, and he continues to provide invaluable insight to our management.
With Mr. Thorndike’s re-affirmation to attend at least 75% of the aggregate number of meetings held by the Board and the committee on which Mr. Thorndike served in 2024 and in light of the reason for Mr. Thorndike’s inability to attend meetings in 2023, we ask that you support the re-election of Mr. Thorndike to the Board.
Regardless of whether you plan to attend our Annual Meeting, it is important that your voice be heard. We encourage you to vote by attending the Annual Meeting or in advance of the Annual Meeting by telephone, by internet or by signing, dating and returning your proxy card by mail. You may also vote by through the internet by visiting the website identified on your proxy card at www.proxypush.com/PRM.
This Supplement should be read together with the Proxy Statement. Except as specifically set forth above, this Supplement does not modify or update any other disclosure presented in the Proxy Statement and does not reflect any events occurring after the date of the Proxy Statement.